MOXIAN, INC APPOINTS FORMER CEO, JAMES TAN TO THE BOARD

Shenzhen, October 22, 2019 (GLOBE NEWSWIRE) -- Moxian, Inc. (“Moxian” or the “Company”) (NASDAQ: MOXC), an O2O integrated platform operator and an exclusive operator of the Games Channel in the Xinhua News App, announced today that its former CEO, James Mengdong Tan, has rejoined its Board as a non-executive director. Mr. Tan, who was the Founder of the Company in 2013, led the Company through its initial listing on Nasdaq In November 2016, but resigned in September 2017 to pursue other business interests.

James Tan is the present Chairman and CEO of 8i Enterprises Acquisition Corp, a NASDAQ listed company, as well as 8i Capital Limited, a company focusing on investments and merger and acquisitions. Mr. Tan has more than 20 years’ experience in managing private and public companies based in Asia and in the USA. From 2003 to 2006, he was the Chairman and CEO of Vashion Group Ltd, a company listed on the Singapore Stock Exchange, and from 2005 to 2008, he was the CEO and director of Vantage Corporation Limited, a company listed on the Singapore Stock Exchange. From 2006 to 2009, he served as a director on the Board of Pacific Internet Limited, a company listed on NASDAQ, until its sale to Connect Holdings Limited, a group comprising of Ashmore Investment Management Limited, Spinnaker Capital Limited and Clearwater Capital Partners, LLC. Mr. Tan graduated from the National University of Singapore (NUS) with a Bachelor of Arts in 1985

Welcoming Mr. Tan to the Board, Hao Qinghu, the CEO. said “The Company appreciates James’ returning to the Board as a director. He has unique insights of the Company’s history and his experience in capital markets will be invaluable in guiding us through this period of consolidation as the Company seeks new areas of growth.”

Additionally, the Company also reports that it has strengthened its Balance Sheet through the recent issuance of 2.72 million new shares pursuant to agreements relating to a private placement and a debt exchange, details of which have previously been disclosed. As of September 30, 2019, the total number of outstanding shares of common stock is 16,191,529 shares.